Exhibit 10.44

Silicon Valley Bank

Amendment to Loan Documents

Borrower:                ZAMBA CORPORATION

Address:                  3033 Excelsior Boulevard, Suite 200

                                   Minneapolis, Minnesota 55416

Date:                         as of December 31, 2001

THIS AMENDMENT TO LOAN DOCUMENTS is entered into between SILICON VALLEY BANK,  COMMERCIAL FINANCE DIVISION (“Silicon”), whose address is 3003 Tasman Drive, Santa Clara, California  95054, and the borrower(s) named above (individually and collectively, jointly and severally, the “Borrower”), whose chief executive office is located at the above address (“Borrower’s Address”).

The Parties agree to amend the Loan and Security Agreement between them, dated as of February 27, 2001 (as otherwise amended, the “Loan Agreement”), as follows, effective as of the date hereof.  (Capitalized terms used but not defined in this Amendment, shall have the meanings set forth in the Loan Agreement.):

1.             Modification of Definition of Eligible Receivables.  The following is hereby added (in proper numerical order) as a new clause (xi) in the definition of “Eligible Receivables” set forth in Section 8 of the Loan Agreement:

, and (xi) the Receivable must not be owing from a Dot Com Account Debtor (as defined below) other than BestBuy.com; as used herein, the term “Dot Com Account Debtor” means an Account Debtor that, in Silicon’s sole discretion, is an internet-based company.

2.             Modification of Cash Management Sublimit.  The portion of Section 1 of the Schedule that currently reads as follows:

Cash Management Services and Reserves.  Borrower may use up to $152,500 (the “Cash Management Sublimit”) of Loans available hereunder for Silicon’s Cash Management Services (as defined below) consisting of (i) ACH services for the reimbursement of Borrower’s employee expenses (“ACH Services”), and (ii) business credit card services (“Business Credit Card Services”), in each case, as such services are identified in one or more cash management services agreements between Borrower and Silicon related to such service

(collectively, the “Cash Management Services”); provided, however, that not more than $62,500 of the Cash Management Sublimit may be available for Business Credit Card Services, and not more than $90,000 of the Cash Management Sublimit may be available for ACH Services.  Silicon may, in its sole discretion, reserve against Loans which would otherwise be available hereunder such sums as Silicon shall determine in connection with the Cash Management Services, and Silicon may charge to Borrower’s Loan account, any amounts that may become due or owing to Silicon in connection with the Cash Management Services.  Borrower agrees to execute and deliver to Silicon all standard form applications and agreements of Silicon in connection with the Cash Management Services, and, without limiting any of the terms of such applications and agreements, Borrower will pay all standard fees and charges of Silicon in connection with the Cash Management Services. All amounts that Silicon pays or expends in respect of any Cash Management Services shall constitute Obligations hereunder. Borrower hereby agrees to indemnify, save, and hold Silicon harmless from any loss, cost, expense, or liability, including payments made by Silicon, expenses, and reasonable attorneys’ fees incurred by Silicon arising out of or in connection with any Cash Management Services. The Cash Management Services shall terminate on the Maturity Date or any earlier effective date of termination of this Agreement (or such later date requested by Borrower as Silicon may agree in writing in its sole discretion if and to the extent Borrower’s reimbursement and indemnity obligations with respect to such Cash Management Services are secured by cash in amounts and on terms and conditions acceptable to Silicon in its sole discretion).

is hereby amended in its entirety to read as follows:

Cash Management Services and Reserves.  Borrower may use up to $90,000 (the “Cash Management Sublimit”) of Loans available hereunder for Silicon’s Cash Management Services (as defined below) consisting of (i) ACH services for the reimbursement of Borrower’s employee expenses (“ACH Services”), and (ii) [reserved], in each case, as such services are identified in one or more cash management services agreements between Borrower and Silicon related to such service (collectively, the “Cash Management Services”).  Silicon may, in its sole discretion, reserve against Loans which would otherwise be available hereunder such sums as Silicon shall determine in connection with the Cash Management Services, and Silicon may charge to Borrower’s Loan account, any amounts that may become due or owing to Silicon in connection with the Cash Management Services.  Borrower agrees to execute and deliver to Silicon all standard form applications and agreements of Silicon in connection with the Cash Management Services, and, without limiting any of the terms of such applications and agreements, Borrower will pay all standard fees and charges of Silicon in connection with the Cash Management Services. All amounts that Silicon pays or expends in respect of any Cash Management Services shall constitute Obligations hereunder. Borrower hereby agrees to indemnify, save, and hold Silicon harmless from any loss, cost, expense, or liability, including payments made by Silicon, expenses, and reasonable attorneys’ fees incurred by Silicon arising out of or in connection with any Cash Management Services. The Cash Management Services shall terminate on the Maturity Date or any earlier effective date of termination of this Agreement (or such later date requested by Borrower as Silicon may agree in writing in its sole discretion if and to the extent Borrower’s reimbursement and indemnity obligations with respect to such Cash Management Services are secured by cash in amounts and on terms and conditions acceptable to Silicon in its sole discretion).

3.             Modification of Maturity Date. Section 4 of the Schedule is hereby amended in its entirety to read as follows:

4.  MATURITY DATE

(Section 6.1):                            December 31, 2002

4.             Modification of Profitability Covenant.  The portion of Section 5 of the Schedule that currently reads as follows:

Profitability:                          Borrower shall have positive net income, determined in accordance with generally accepted accounting principles, for the fiscal quarter of Borrower ending December 31, 2001.

is hereby amended in its entirety to read as follows:

Profitability:                          Borrower shall have positive net income, determined in accordance with generally accepted accounting principles, for the fiscal quarter of Borrower ending June 30, 2002 and for each fiscal quarter of Borrower thereafter.

5.             Modification of TNW Covenant.  The portion of Section 5 of the Schedule that currently reads as follows:

Minimum Tangible

Net Worth:                                      As of any date of determination, Borrower shall maintain a Tangible Net Worth of not less than the result of:

(i)            the TNW Base Amount; plus

(ii)           the TNW Capital Increase (if any); plus

(iii)          the TNW Income Increase (if any); minus

(iv)          the Lifescape Writeoff Amount (if any).

                                                                                      For purposes of this Tangible Net Worth covenant:

The term “TNW Base Amount” means, as of any date of determination, the amount set forth below corresponding to the time period set forth below:

(A) during the period commencing on the date of this Agreement and ending on June 30, 2001, $4,500,000;

(B) during the period commencing on July 1, 2001 and ending on September 30, 2001, $3,291,000; and

(C) from and after October 1, 2001, $3,416,000.

The term “TNW Capital Increase” means, as of any date of determination, the greater of (a) $-0- and (b) 50% of all consideration (if any) received after the date of this Agreement for equity securities and subordinated debt of the Borrower. In no event shall the amount of the TNW Capital Increase be decreased.

The term “TNW Income Increase” means, as of any date of determination: (A) on or before September 30, 2001, $-0-; and (B) from and after October 1, 2001, the greater of (a) $-0- and (b) 50% of the aggregate amount of positive net income (if any), determined in accordance with generally accepted accounting principles, earned by Borrower subsequent to October 1, 2001. In no event shall the amount of the TNW Income Increase be decreased. The term “Lifescape Writeoff Amount” means, as of any date of determination: (A) from and after the date (if ever) that Borrower writes off all or a portion of the Lifescape Note (as such term is defined in the definition of “Eligible Receivables”) in accordance with generally accepted accounting principles, the lesser of (1) $1,500,000, and (2) the amount of such actual write-off of all or a portion of the Lifescape Note; and (B) prior to such date (if ever), $-0-.

is hereby amended in its entirety to read as follows:

Minimum Tangible

Net Worth:                                  As of any date of determination, Borrower shall maintain a Tangible Net Worth of not less than the result of:

(i)            the TNW Base Amount; plus

(ii)           the TNW Capital Increase (if any); minus

(iii)          the Lifescape Writeoff Amount (if any) and the Permitted Sublease Loss Amount (if any).

                                                                                      For purposes of this Tangible Net Worth covenant:

The term “TNW Base Amount” means, as of any date of determination, the amount set forth below corresponding to the time period set forth below:

(A)  during the period commencing on November 1, 2001 and ending on December 31, 2001, $1,700,000;

(B)  during the period commencing on January 1, 2002 and ending on March 31, 2002, $900,000;

(C) during the period commencing on April 1, 2002 and ending on June 30, 2002, $940,000;

(D) during the period commencing on July 1, 2002 and ending on September 30, 2002, $1,225,000;

(C)  from and after October 1, 2002, $1,500,000.

The term “TNW Capital Increase” means, as of any date of determination, the greater of (a) $-0- and (b) 50% of all consideration (if any) received after the date of this Agreement for equity securities and subordinated debt of the Borrower (other than up to $2,000,000 of cash consideration (if any) received from Mr. Joseph Costello after December 31, 2001 for equity securities or Subordinated Debt of the Borrower issued to Mr. Joseph Costello after December 31, 2001). In no event shall the amount of the TNW Capital Increase be decreased.

The term “Lifescape Writeoff Amount” means, as of any date of determination: (A) from and after the date (if ever) that Borrower writes off all or a portion of the Lifescape Note (as such term is defined in the definition of “Eligible Receivables”) in accordance with generally accepted accounting principles, the lesser of (1) $1,500,000, and (2) the amount of such actual write-off of all or a portion of the Lifescape Note; and (B) prior to such date (if ever), $-0-.

The term “Permitted Sublease Loss Amount” means, as of any date of determination: (A) from and after the later of December 31, 2001 and the date (if ever) that Borrower accrues a one-time loss, in accordance with generally accepted accounting principles, resulting from Borrower’s net revenues from the subleasing by Borrower (as sublessor) to one or more third parties (as sublessees) of premises leased by Borrower (as lessee) from other third parties (as lessors) being less than Borrower’s net rental expenses paid by Borrower for such premises, the lesser of (1) $2,000,000, and (2) the amount of such accrued one-time loss; and (B) prior to the later of December 31, 2001 and such date (if ever), $-0-.

6.             Additional Warrants.  The following hereby is added to the Schedule, in proper numerical order, as a new Section 9(6) thereof:

(6)                        Warrants.  On the date of execution and delivery of that certain Amendment to Loan Documents dated as of December 31, 2001 between Silicon and Borrower (the “December 31, 2001 Amendment”) (such date, the “12-2001 Target Date”), Borrower shall provide Silicon with additional five-year warrants to purchase an additional 20,000 shares of common stock of the Borrower, at a price per share equal to the 12-2001 Target Date Designated Price (as defined herein), on terms acceptable to Silicon, all as set forth in the Warrant to Purchase Stock (the “12-2001 Target Date Warrant”) and related Registration Rights Agreement being executed concurrently with the December 31, 2001 Amendment.  The 12-2001 Target Date Warrant shall be deemed fully earned on the 12-2001 Target Date, shall be in addition to all interest and other fees, and shall be non-refundable. As used herein, the term “12-2001 Target Date Designated Price” means the average closing price of the Shares reported for the 5 trading days immediately before the 12-2001 Target Date.

7.             Representations True.  Borrower represents and warrants to Silicon that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct.

8.             Fees.  In consideration for Silicon entering into this Amendment, Borrower shall concurrently pay Silicon a renewal fee in the amount of $32,500.00 and a modification fee in the amount of $5,000.00, each of which shall be non-refundable and in addition to all interest and other fees payable to Silicon under the Loan Documents.  Silicon is authorized to charge said fees to Borrower’s loan account.

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9.             General Provisions.  This Amendment, the Loan Agreement, any prior written amendments to the Loan Agreement signed by Silicon and Borrower, and the other written documents and agreements between Silicon and Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof.  Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other documents and agreements between Silicon and Borrower shall continue in full force and effect and the same are hereby ratified and confirmed.

Borrower:		Silicon:

ZAMBA CORPORATION		SILICON VALLEY BANK

By	/s/ Michael H. Carrel	By	/s/ J. Anthony Clarkson
	President or Vice President	Title	Market Manager

By	/s/ Ian Nemerov
Secretary or Ass’t Secretary